Exhibit 16.2

Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, NE
Washington, D.C. 20549

February 27, 2013

Dear Sir/Madam:

We have read the statements included in the Form 8-K dated February 27, 2013 for The Graystone
Company, Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained in Item 4.01 insofar as they relate to our firm.

Very truly yours,

/s/ Larry Goldman, CPA
Goldman Accounting Services